CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES H, FLOATING RATE NOTES DUE 2019	$250,000,000	$28,975
(1) Excludes accrued interest, if any.
(2) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 28	Filed Pursuant to Rule 424(b)(3)
Dated March 20, 2017 to	Registration No. 333-195039
PROSPECTUS SUPPLEMENT
Dated April 4, 2014 and
PROSPECTUS
Dated April 4, 2014
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, FLOATING RATE NOTES DUE 2019

SUBJECT	FINAL PRICING DETAILS
Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, Floating Rate Notes Due 2019
Form of Security:	Global Note
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date/Pricing Effective Time:	March 20, 2017
Settlement Date (Original Issue Date):	March 23, 2017
Maturity Date:	March 22, 2019
Principal Amount:	$250,000,000
Price to Public (Issue Price):	100.000%
Dealer’s Commission:	0.175% (17.5 basis points)
All-in-price:	99.825%
Net Proceeds to Issuer:	$249,562,500
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+28.0 basis points (0.280%)
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 22nd of March, June, September and December of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 22nd of March, June, September and December of each year, commencing June 22, 2017 (short first coupon) and ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (23.34%)
J.P. Morgan Securities LLC (23.33%)
Société Générale (23.33%)

Société Générale will not effect any offers or sales of any notes in the United States unless it is through its U.S. registered broker-dealer, SG Americas Securities, LLC, as permitted by the regulations of FINRA.

Co-Managers:	BBVA Securities Inc. (2.50%)
Commerz Markets LLC (2.50%)
Deutsche Bank Securities Inc. (2.50%)
HSBC Securities (USA) Inc. (2.50%)
ICBC Standard Bank Plc (2.50%)
ING Financial Markets LLC (2.50%)
Lloyds Securities Inc. (2.50%)
Mischler Financial Group, Inc. (2.50%)
RBC Capital Markets, LLC (2.50%)
TD Securities (USA) LLC (2.50%)
U.S. Bancorp Investments, Inc. (2.50%)
The Williams Capital Group, L.P. (2.50%)

ICBC Standard Bank Plc is restricted in its US securities dealings under the Bank Holding Company Act and is not a U.S.-registered broker-dealer. All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers. ICBC Standard Bank Plc may not underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes in the United States. ICBC Standard Bank shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes for offer and/or sale in the United States. ICBC Standard Bank Plc shall offer and sell Notes constituting part of its allotment solely outside the United States.

Billing and Delivery Agent:	Société Générale
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L6X4
Other Terms:
Supplemental United States Federal Income Tax Considerations
Pursuant to Treasury regulations and other published guidance, Foreign Account Tax Compliance Act (FATCA) withholding (as described in the prospectus supplement under the caption entitled “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance”) currently applies to interest payments made on the notes and is expected to apply to payments of gross proceeds from the sale or other disposition of the notes after December 31, 2018.

Notice to Investors
No action has been or will be taken by us or any manager that would permit a public offering of any of the notes, or possession or distribution of this pricing supplement, the prospectus supplement, the accompanying prospectus or any other offering material in relation to the notes in any jurisdiction outside the United States where action would be required for that purpose. Accordingly, the notes may not be offered or sold, directly or indirectly, and this pricing supplement, the prospectus supplement, the accompanying prospectus and any other offering material relating to the notes may not be distributed, in any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any additional obligation on us or the managers.
European Economic Area
This pricing supplement, the prospectus supplement and the prospectus are not prospectuses for the purposes of the European Union’s Directive 2003/71/EC (and any amendments thereto) as implemented in member states of the European Economic Area (the “Prospectus Directive”). This pricing supplement, the prospectus supplement and the prospectus have been prepared on the basis that all offers of the notes offered hereby made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of such notes.
In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), notes which are the subject of the offering contemplated by this pricing supplement, the prospectus supplement and the prospectus may not be the subject of an offer to the public in that Relevant Member State other than:
(a)    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant managers nominated by us for any such offer; or

(c)    in any other circumstances falling within Article 3(2) of the Prospectus Directive;
provided that no such offer of notes shall require us or any manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive.
Each purchaser of the notes described in this pricing supplement located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.
For the purposes of the above provisions, (i) the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and (ii) the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.
United Kingdom
The communication of this pricing supplement, the prospectus supplement and the prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”).  Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.  The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”).  In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the prospectus supplement and the prospectus relates will be engaged in only with, relevant persons.  Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the prospectus supplement, the prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.
Canada
The notes may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the managers are not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.

Hong Kong
The notes have not been offered and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”), and the notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.
Singapore
This pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA or any person pursuant to an offer referred to in Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a “relevant person,” which is:
•    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:
•    to an institutional investor, a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust):
•    where no consideration is or will be given for the transfer; or
•    where the transfer is by operation of law.
Taiwan
The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.